EXHIBIT 10.1

U.S. BANK NATIONAL ASSOCIATION

918 Seventeenth Street

Denver, CO 80202

September 10, 2004

Commitment Letter

CONFIDENTIAL

BOOTH CREEK SKI HOLDINGS, INC.

TRIMONT LAND COMPANY

SIERRA-AT-TAHOE, INC.

BOOTH CREEK SKI ACQUISITION CORP.

WATERVILLE VALLEY SKI RESORT, INC.

MOUNT CRANMORE SKI RESORT, INC.

SKI LIFTS, INC.

LMRC HOLDING CORP.

LOON MOUNTAIN RECREATION CORPORATION

LOON REALTY CORP.

1000 South Frontage Road West, Suite 1000

Vail, CO 81657

Attention: Ms. Elizabeth J. Cole

Ladies and Gentlemen:

You have informed U.S. Bank National Association (“US Bank”) that you desire to make certain amendments to the existing senior secured credit facilities provided to you under the Amended and Restated Credit Agreement dated as of March 15, 2002 (as amended, the “Credit Agreement”) among you, the Lenders party thereto and Fleet National Bank, as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement. US Bank is one of the two existing Lenders under the Credit Agreement, holding a 30% interest in the credit facilities provided thereunder. The amendments you desire to make to the Credit Agreement consist of (a) an increase in the term loans to $25,000,000 from the present outstanding principal amount of $18,000,000 and (b) the other amendments described on Exhibit A hereto (the “Term Sheet”).

In connection with the foregoing, US Bank is pleased to advise you of its commitment to enter into an amendment of the Credit Agreement, all upon and subject to the terms set forth in this letter agreement and in the Term Sheet (together with this letter agreement, the “Commitment Letter”). We are pleased also to inform you that US Bank is willing to act as the administrative agent for the credit facilities provided under the Credit Agreement and will

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September 10, 2004

perform the duties and exercise the authority customarily performed and exercised by it in such capacity.

Conditions Precedent

The commitment and agreement of US Bank hereunder to amend the Credit Agreement and to perform the services to be performed by it hereunder are subject to satisfaction of each of the following conditions (and other documentary conditions to be set forth in the definitive amendment documentation that are usual and customary for similar transactions) in a manner reasonably acceptable to US Bank: (a) the Borrowers’ compliance with the terms and conditions set forth in this Commitment Letter and in the Fee Letter referred to below and the payment in full of all fees, expenses and other amounts payable hereunder and thereunder; (b) the negotiation, execution and delivery on or before September 24, 2004 of the amendment of the Credit Agreement consistent with this Commitment Letter and including such other provisions customary for similar transactions and otherwise in form and substance reasonably satisfactory to US Bank and its counsel; (c) the absence of any material adverse change since April 30, 2004 in the business, assets, liabilities, condition (financial or otherwise), operations, financial performance, or prospects of the Borrowers; (d) the accuracy and completeness, in all material respects, of (i) all representations and warranties that you and your subsidiaries and affiliates make to us and (ii) our not becoming aware after the date hereof of any material information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections referred to below) that in our judgment is inconsistent in a material adverse manner with any information or other matter disclosed to us prior to the date hereof; (e) Fleet National Bank shall have agreed to sell to US Bank its entire interest in the credit facilities under the Credit Agreement at par plus accrued interest and on such other terms acceptable to US Bank; and (f) the receipt of any and all required governmental or other approvals and licenses for the Borrowers to complete the amendment of the Credit Agreement and appropriate legal opinions of counsel to the Borrowers and their subsidiaries with respect to the amendment of the Credit Agreement, in form and substance reasonably satisfactory to US Bank.

Borrowers’ Representations

The Borrowers hereby represent, warrant and covenant that (a) all information, other than the Projections (defined below), which has been or is hereafter made available to US Bank by the Borrowers or any of the Borrowers’ representatives in connection with the amendment of the Credit Agreement contemplated hereby (the “Information”) is and will be, when furnished, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and (b) all financial projections concerning the Borrowers and their subsidiaries and affiliates that have been or are hereafter made available to US Bank by the Borrowers or any of the Borrowers’ representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions the Borrowers believe to be reasonable (it being

Booth Creek Ski Holdings, Inc., et al.

September 10, 2004

understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that any particular Projections will be realized). The Borrowers agree to furnish US Bank with such Information and Projections as US Bank may reasonably request.

Fees

As consideration for the commitments of US Bank hereunder, the Borrowers, jointly and severally, agree to pay the fees set forth in the fee letter of even date herewith by and among the Borrowers and US Bank (the “Fee Letter”).

Indemnification; Reimbursement of Costs

By executing this Commitment Letter, the Borrowers agree, jointly and severally, (a) to indemnify and hold harmless US Bank and each of its affiliates and their respective officers, directors, agents and advisors (the “Indemnified Person(s)”) from and against all losses, claims, penalties, damages, liabilities, obligations, costs, expenses and disbursements (including, without limitation, the reasonable fees and disbursements of counsel to US Bank and the allocated cost of internal counsel) of any kind or nature arising out of or in connection with or by reason of any matters contemplated by this Commitment Letter or the Fee Letter, the amendment of the Credit Agreement, any related transaction or any use made or proposed to be made with the Information, the Projections, and the proceeds of the credit facilities or any claims, litigation, investigation or proceeding relating thereto (including, without limitation, in connection with preparation of a defense in connection therewith) and to reimburse upon demand each of such Indemnified Persons from time to time for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not apply to any losses, claims, damages, liabilities or related expenses to the extent such losses, claims, damages, liabilities or related expenses are determined by a court in a final non-appealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnified Person; and (b) to reimburse US Bank and each of its affiliates from time to time for all reasonable, out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of its counsel, Goodwin Procter LLP and local counsel) arising out of or incurred in connection with or by reason of any matters contemplated by this Commitment Letter, the Fee Letter, the definitive documentation for the amendment of the Credit Agreement, and the other transactions contemplated hereby and thereby. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower or any of its security holders, creditors or affiliates or by an Indemnified Person or an Indemnified Person is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated. You agree that no Indemnified Person shall have any liability for any indirect, consequential, special or punitive damages in connection with its commitment or agreements hereunder. The provisions of this paragraph shall remain in full force and effect

Booth Creek Ski Holdings, Inc., et al.

September 10, 2004

regardless of whether any definitive documentation for the amendment of the Credit Agreement shall be executed and delivered notwithstanding the termination of this Commitment Letter or any commitment of US Bank hereunder.

Confidentiality

The Borrowers agree that this Commitment Letter and the Fee Letter are for their confidential use only and neither their existence nor the terms hereof or thereof will be disclosed by them to any person or entity other than their officers, directors, accountants, attorneys and other advisors, and then, in each case, only on a “need to know” basis in connection with the amendment of the Credit Agreement and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return to us of an executed counterpart of this Commitment Letter as provided below, you may make such disclosures of the terms and conditions hereof as may be customary in connection with your filings under the Securities Exchange Act of 1934 or as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). The provisions of this paragraph shall remain in full force and effect regardless of whether any definitive documentation for the amendment of the Credit Agreement shall be executed and delivered notwithstanding the termination of this Commitment Letter or any commitment of US Bank hereunder.

No Third Party Reliance; Scope of Relationship, Etc.

The agreements of US Bank hereunder are made solely for the benefit of the Borrowers and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties.

In connection with the services and transaction contemplated hereby, you agree that US Bank is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you or any of your affiliates that is or may come into the possession of US Bank or any of such affiliates. US Bank and its affiliates will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information.

You acknowledge that US Bank or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other parties in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither US Bank nor any of its affiliates will furnish confidential information obtained from the Borrowers or any of their affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by US Bank of services for any of its other customers. By the same token,

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September 10, 2004

neither US Bank nor any of its respective affiliates will make available to you confidential information that it has obtained or may obtain from any other customer.

Limitation on Liability

It is expressly understood and agreed that US Bank is not undertaking to provide the Borrowers or their affiliates with any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, you acknowledge and agree that (a) you and your affiliates have relied and will continue to rely on the advice of your own legal, tax and accounting advisors for all matters relating to the amendment of the Credit Agreement and all other transactions and matters contemplated hereunder and (b) neither you, nor any of your affiliates, has received, or has relied upon, the advice of US Bank, any of its affiliates or any of its advisors regarding matters of law, taxation or accounting.

You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their affiliates, creditors or security holders for or in connection with the amendment of the Credit Agreement contemplated hereby, except any such direct liability that is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person.

Counterparts; Governing Law; Waivers, Etc.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrowers, US Bank and each Indemnified Person hereby irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby or thereby, or the actions of US Bank in the negotiation, performance or enforcement hereof or thereof.

This Commitment Letter, together with the Fee Letter are the only agreements that have been entered into among us with respect to the amendment of the Credit Agreement and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be modified or amended only by the written agreement of the Borrowers and US Bank. This letter is not assignable by the Borrowers without the prior written consent of US Bank.

Booth Creek Ski Holdings, Inc., et al.

September 10, 2004

Acceptance and Expiration

This Commitment Letter will expire at 5:00 p.m. Boston time on September 10, 2004, unless the Borrowers execute the enclosed copies of this Commitment Letter and the Fee Letter and return them to US Bank prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter shall become a binding agreement. Thereafter, the commitment and agreements of US Bank hereunder will expire on September 24, 2004 unless definitive documentation for the amendment of the Credit Agreement is executed and delivered on or prior to such date. If the Borrowers are in agreement with the foregoing, please sign and return to US Bank the enclosed copies of this Commitment Letter no later than 5:00 p.m., Boston time, on September 10, 2004.

We are very pleased to be able to offer you the commitments described herein and look forward to working with you on this important transaction.

Sincerely,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gail Nofsinger
	Name:	Gail Nofsinger
	Title:	Vice President

Booth Creek Ski Holdings, Inc., et al.

September 10, 2004

Accepted and agreed to as of the

date first above written:

BOOTH CREEK SKI HOLDINGS, INC.

TRIMONT LAND COMPANY

SIERRA-AT-TAHOE, INC.

BOOTH CREEK SKI ACQUISITION CORP.

WATERVILLE VALLEY SKI RESORT, INC.

MOUNT CRANMORE SKI RESORT, INC.

SKI LIFTS, INC.

LMRC HOLDING CORP.

LOON MOUNTAIN RECREATION CORPORATION

LOON REALTY CORP.

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

Summary of Terms and Conditions of

Amendments to Credit Facilities to

BOOTH CREEK SKI HOLDINGS, INC.

TRIMONT LAND COMPANY

SIERRA-AT-TAHOE, INC.

BOOTH CREEK SKI ACQUISITION CORP.

WATERVILLE VALLEY SKI RESORT, INC.

MOUNT CRANMORE SKI RESORT, INC.

SKI LIFTS, INC.

LMRC HOLDING CORP.

LOON MOUNTAIN RECREATION CORPORATION

LOON REALTY CORP.

The Credit Agreement will be amended as follows:

Term Loans:	To be increased from $18,000,000 to $25,000,000. The maturity date will remain at October 31, 2005. Principal will be repaid in five installments, $416,666.67 on October 31, 2004, January 31, 2005, April 30, 2005 and August 31, 2005, and a final installment of all outstanding principal on October 31, 2005.

Replacement of Agent, Etc.:	U.S. Bank National Association will replace Fleet National Bank as the Agent and the Issuing Bank on terms and conditions acceptable to US Bank, including assignments and amendments of security documents. Provisions in the Credit Agreement which refer to Fleet shall be updated as applicable to refer to US Bank.

Amendment of Certain Definitions:	The definitions of “Adjusted Incurred Real Estate Costs,” “Excluded Asset Sales,” “Consolidated Debt Service,” “Consolidated Resort EBITDA,” “Excess Cash Proceeds,” “Net Cash Proceeds,” “Permitted Real Estate Sales” and “Sustaining Capital Expenditures” set forth in Section 1.2 of the Credit Agreement will be replaced with the following definitions:

“Adjusted Incurred Real Estate Costs” means the sum of (a) reasonable capitalized real estate costs of the Loan Parties incurred on or after October 2, 2004 in connection with the development of (i) Porcupine Ridge at the Northstar-at-Tahoe resort, Unit 7A at the Northstar-at-Tahoe resort and Unit 7B at the Northstar-at-Tahoe resort, (ii) the development real estate at Loon’s South Mountain, and (iii) the development real estate at Cranmore and (b) reasonable selling, general and administrative costs incurred on or after October 2, 2004 in connection with the Loan Parties’ real estate operating segment.

“Consolidated Debt Service” means, for any period, with respect to the Loan Parties and their Subsidiaries, the sum of (a) Consolidated Interest Expense, determined in accordance with GAAP consistently applied, (b) cash payments of principal made with respect to Capitalized Lease Obligations (with appropriate adjustments to give effect to termination of any Capitalized Leases) and (c) the aggregate amount of scheduled principal reductions or repayments on the Term Loans during such period and actually paid or payable during such period, without giving effect to any other prepayments of the Term Loans.

“Consolidated Resort EBITDA” means for any period the sum of (a) Consolidated Resort Net Income plus (b) all amounts deducted in computing Consolidated Resort Net Income in respect of (i) depreciation and amortization; (ii) Consolidated Interest Expense; (iii) taxes based upon or measured by income; (iv) amortization of deferred financing costs; and (v) costs and expenses incurred during the Loan Parties’ fiscal years ended October 29, 2004 and October 28, 2005 for the purpose of providing interim facilities in the village at Northstar; provided, however, that Consolidated Resort EBITDA shall not include (A) extraordinary or non-recurring gains or losses, (B) any portion of Consolidated Resort Net Income that is attributable to any form of weather related insurance, including paid skier visit insurance and weather related derivatives and (C) any non-cash amounts reflected as “Other income (expense)” in the Loan Parties’ Consolidated statements of operations.

“Excess Cash Proceeds” means Net Cash Proceeds from Permitted Real Estate Sales minus the cumulative amount of Adjusted Incurred Real Estate Costs incurred from October 2, 2004 through the last day of the fiscal quarter in which any such Permitted Real Estate Sale was consummated. For purposes of clarification, “Excess Cash Proceeds” will be determined on a quarterly basis beginning with the fiscal quarter ending October 29, 2004.

“Excluded Asset Sales” means (a) sales of single family lots in the Unit 7 development at the Northstar-at-Tahoe ski resort, (b) the sale, lease or other transfer of real estate by TLC to TLH as contemplated by the First Northstar Purchase Agreement, (c) sales of inventory or timber in the ordinary course of business, (d) sales of tangible assets to be replaced in the ordinary course of business by other assets of substantially equal or greater value, (e) sales or transfers of assets to any other Loan Party and (f) other sales, leases and transfers of real or personal property (other than Investments in Subsidiaries), or interests therein, in an amount not to exceed $2,000,000 in any fiscal year of the Loan Parties.

“Net Cash Proceeds” means the Cash Proceeds with respect to any disposition of assets permitted hereunder less, to the extent not included in Adjusted Incurred Real Estate Costs, the sum of (a) any reasonable sales commissions payable to third parties and other direct sales and out-of-pocket administrative expenses in connection therewith, (b) fees and expenses of attorneys and other professionals in connection therewith, (c) any taxes payable in connection with such disposition, including any appropriate reserves taken in accordance with GAAP for taxes in connection therewith and (d) any appropriate liabilities accrued in accordance with GAAP for contractual obligations or formal commitments associated with (i) project development mitigation measures required by governmental or regulatory agencies, (ii) requirements of annexation and similar arrangements with homeowners’ associations or similar bodies, (iii) warranties or post-sale remediation arrangements with purchasers of property in Permitted Real Estate Sales, and (iv) other similar obligations and commitments incurred in connection with Permitted Real Estate Sales. For purposes of clarification, in connection with a sale of real estate at Loon’s South Mountain, the costs and expenses associated with the Connector Pond project (in an approximate amount of $4,000,000) and any contractual obligations or commitments incurred under purchase and sale arrangements for such property, whether recorded or unrecorded, shall fall within the meaning of clause (d) of the foregoing definition.

“Permitted Real Estate Sales” means (i) sales for cash or, with respect to up to three parcels, without cash consideration pursuant to the terms of written employment agreements, of single family lots in the developments of Porcupine Ridge at the Northstar-at-Tahoe resort, Unit 7A at the Northstar-at-Tahoe resort and Unit 7B at the Northstar-at-Tahoe resort and (ii) sales of development real estate at Loon’s South Mountain and at Cranmore.

“Sustaining Capital Expenditures” means the Capital Expenditures expected to be incurred by the Loan Parties in connection with customary maintenance of the Resorts, which the parties hereby agree shall be $4,000,000 during each four-quarter period.

Amendment of Certain Covenants:

The covenants set forth in Sections 5.5 and 5.11 of the Credit Agreement will be replaced with the following covenants:

Section 5.5. Certain Financial Tests.

(a) Minimum Consolidated Resort EBITDA. The Loan Parties and their Subsidiaries shall earn Consolidated Resort EBITDA for any four consecutive fiscal quarter period ending during each period set forth below of not less than the amount set forth opposite such period:

Period	Minimum Consolidated Resort EBITDA
April 30, 2004 through April 29, 2005	$19,500,000
April 30, 2005 and thereafter	$20,500,000

(b) Ratio of Consolidated EBITDA to Consolidated Debt Service. The Loan Parties and their Subsidiaries shall maintain as of the end of each fiscal quarter for the four consecutive fiscal quarter period ending on such date a ratio of (i) Consolidated EBITDA, less Sustaining Capital Expenditures, less cash income taxes actually paid during such period to (ii) Consolidated Debt Service of not less than the ratio for each four-quarter period ending on the date or during any period set forth below:

Period	Minimum Ratio
April 30, 2004 through October 29, 2004	1.0 to 1
October 30, 2004 through July 29, 2005	1.10 to 1
July 30, 2005 and thereafter	1.3 to 1

(c) Adjusted Consolidated Leverage Ratio. The Adjusted Consolidated Leverage Ratio of the Loan Parties at all times shall not exceed the ratio set forth below opposite such period:

Period	Adjusted Leverage Ratio
April 30, 2004 through July 30, 2004	.55:1
July 31, 2004 and thereafter	.65:1

*                *                *                 *

Section 5.11. Capital Expenditures. The Loan Parties will not make or incur Capital Expenditures during any four consecutive fiscal quarter period ending as of the applicable date set forth below in excess of the applicable amount set forth opposite such date:

Four Quarter Period Ending (on or about)	Maximum Capital Expenditures
January 31, 2005	$12,000,000
October 31, 2005	$12,000,000

To the extent that actual Capital Expenditures made or incurred by the Loan Parties are less than the maximum amount set forth above for any applicable four-quarter period, the maximum permitted Capital Expenditure amount for the succeeding four-quarter period shall be increased by such unused amount up to an aggregate amount equal to fifty percent (50%) of such maximum permitted amount for the preceding four quarter period.

Retirement of Capitalized Leases:	On or before January 31, 2005, the Borrower will repay in full and terminate outstanding Capitalized Leases in an amount of approximately $1,900,000.